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                                  EXHIBIT 15

           Letter regarding Unaudited Interim Financial Information
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C.H. Heist Corp.
Clearwater, Florida



With respect to the registration statement No. 33-48497, we acknowledge our awareness of the incorporation of our reports dated April 26, 1996, July 26, 1996 and October 29, 1996 related to our reviews of interim financial information.

Pursuant to rule 436(c) under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


                                        Very truly yours,


                                        KPMG Peat Marwick LLP


Buffalo, New York
March 24, 1997